EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 110 to Registration Statement No. 33-572 on Form N-1A of our report dated September 22, 2006 (March 19, 2007, as to the effects of the restatement discussed in Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 13), relating to the financial statements and financial highlights of Eaton Vance Municipals Trust (the “Trust”), including Eaton Vance Arizona Municipals Fund, Eaton Vance Colorado Municipals Fund, Eaton Vance Connecticut Municipals Fund, Eaton Vance Michigan Municipals Fund, Eaton Vance Minnesota Municipals Fund, Eaton Vance New Jersey Municipals Fund and Eaton Vance Pennsylvania Municipals Fund, appearing in the Annual Report on Form N-CSR/A of the Trust for the year ended July 31, 2006, and to the references to us under the headings “Financial Highlights” in the prospectus and “Other Service Providers-Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP March 28, 2007 Boston, Massachusetts